Exhibit 99.1

COMMONWEALTH TELEPHONE ENTERPRISES, INC.

Moderator: David Weselcouch
November 7, 2006
8:00 am ET

Operator:

Good morning ladies and gentleman and welcome to the Commonwealth Telephone Enterprises 2006 Third Quarter Earnings conference call. My name is (Meredith) and I will be your conference facilitator today.

At this time all participants are in a listen only mode. Later, we will conduct a question and answer session. If you would like to ask a question during that time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2.

Today's call is presented by Mr. Michael J. Mahoney, President and CEO. Following Mr. Mahoney's remarks, there will be a question and answer session. Commonwealth Telephone Enterprises requests that questioners be restricted only to members of the institutional investment community. As a reminder, this call is being recorded.

I would now like to introduce your moderator for today's conference, Mr. David Weselcouch. Please go ahead sir.

David Weselcouch:

Thank you (Meredith). Good morning. I'm David Weselcouch, Senior Vice President of Investor Relations for Commonwealth Telephone Enterprises. And I'd like to welcome you to our 2006 Third Quarter Results conference call.

With me this morning are Mike Mahoney, CTE's President and Chief Executive Officer, Eileen O'Neill Odum, Executive Vice President and Chief Operating Officer, and Don Cawley, Executive Vice President and Chief Accounting Officer.

The format for today's call will be as follows. First, Mike Mahoney will comment on our third quarter performance, our capitalization and the status of various regulatory filings in connection with our transaction with Citizen's Communications. Then Don Cawley will comment specifically on our third quarter EPS results. Following Don, Eileen Odum will review our access lines results and DSL performance as well as our revenue results in the quarter. After that Mike will return to review our 2006 guidance, and finally we'll open the call up to your questions.

This morning's call is scheduled to conclude at around 9:30. Before I turn the call over to Mike, let me briefly state our Safe Harbor disclaimer. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information that will be discussed on this conference call is forward-looking. Such forward- looking information involves important risks and uncertainties that could significantly affect results expressed in any forward-looking statements made in this conference call. For a discussion of these risks and uncertainties, I refer you to this morning's earnings release and our previous Securities and Exchange Commission filings.

At this time I'd like to turn the call over to our President and CEO, Mike Mahoney.

Michael Mahoney:

Thank you David. Good morning everyone. I'd like to welcome those of you participating on this call via teleconference as well as those of you joining us via our live Internet broadcast.

Our earnings release was distributed on the National Wire, First Call and via our email distribution list this morning. Hopefully you've had a chance to review it.

I am pleased to report to you that we have completed another solid quarter. As you know we reported diluted earnings per share of 72 cents, which included certain non-operating items, which Don will review in a moment. After adjusting for the 6 cents per share net favorable affect of these items, our third quarter diluted EPS was above the high end of our previous guidance and the First Call mean of 62 cents.

Our positive third quarter EPS performance resulted from strong performance at Commonwealth Telephone Company, lower than expected corporate expenses, depreciation and amortization expense and slightly lower than anticipated net interest expense. Don will discuss the comparison of our EPS performance against last year's third quarter in a moment.

The important messages regarding our third quarter are as follows. First, we continued to produce steady and consistent overall operational and financial results on track with our plans for the quarter and the year.

Second, we continue to achieve strong DSL results, growing our consolidated subscriber base by 57% versus last year. At Commonwealth Telephone we added a record 13,387 net new DSL subscribers over the past year, a figure that was over 55% greater than the additional line decline that CT experienced in the same period. At CTSI, we added 1575 net new DSL subscribers, its highest 12-month total ever, reflecting a growth rate of 46%.

The third key message is that we mitigated the loss of ISP lines at CTSI by again achieving 5% growth in our general business lines. In fact, CTSI achieved its highest general business access line growth in over two years and CTSI coupled this line growth with 6% general business revenue growth versus last year. And finally we continue to have a sound balance sheet and strong cash position.

As a result of our solid 2006 third quarter performance, we will be raising our '06 full year EPS guidance today, which I will cover with you in a few minutes. Overall we completed a good third quarter and we are well positioned both operationally and financially as we move forward in the fourth quarter.

Now let me comment briefly on certain capitalization items, beginning with our dividend. We paid a 50 cents per share quarterly dividend on September 29 to shareholders of record on September 15 reflecting our decision to pay our sixth consecutive quarterly dividend in connection with our dividend plan which was announced in May of 2005. It is our intention, subject to declaration by our board of directors, to continue to pay our quarterly dividend up to the closing of our September 18 announced transaction with Citizens Communications Company.

I'd like to comment briefly on our cash position and our balance sheet strength. We ended the third quarter with $108 million of cash. Our debt of $335 million net of this $108 million of cash was $227 million at the end of the third quarter. And as a result our leverage remained modest at quarter-end and we continue to be in a strong and flexible position in terms of our cash and our balance sheet.

Finally let me take a moment to update you with regard to the regulatory and shareholder approvals that we are seeking in connection with our pending acquisition by Citizens Communications. As you know the transaction was announced on September 18. We made our Hart-Scott-Rodino, FCC and Pennsylvania PUC filings with the appropriate regulatory agencies on September 29. On October 6, we received notification that the Federal Trade Commission had granted early termination of the HSR waiting period. With regard to the status of our FCC and PA PUC filings, we are making good progress on all fronts, and subject to shareholder approval continue to expect that the transaction will close in mid 2007.

With regard to CTE shareholder approval of our transaction, we are close to filing with the SEC our proxy statement to be sent to our shareholders in connection with our shareholder meeting to consider approving our acquisition by Citizens. Since the timing of the SEC review cannot be predicted, we are unable to estimate when we will mail proxies to our shareholders and schedule the CTE shareholder meeting for consideration of our transaction.

I'll be back to review our 2006 guidance in a few minutes. At this time I'll turn the call over to Don for some brief comments regarding our third quarter EPS performance. Don?

Don Cawley:

Thanks Mike. This morning I'll briefly review our reported earnings per share in the third quarter versus last year's reported third quarter earnings per share. As you know from our earnings release this morning, our 2006 third quarter reported diluted earnings per share was 72 cents. This third quarter reported diluted earnings per share figure of 72 cents compares to a reported diluted earnings per share figure of 62 cents in the 2005 third quarter. Let me take a moment to provide some insight into these reported EPS figures.

First, included in the 2006 third quarter reported diluted earnings per share figure of 72 cents is a 15 cent favorable effect resulting from a July 8, 2006 change in the Commonwealth of Pennsylvania tax laws. You may recall that I alerted you to this item on our last call. The change primarily increased the annual allowable net operating loss deduction. This noncash item was recorded on the provision for income taxes line of our consolidated statements of operation.

We also reported an 8 cent unfavorable EPS effect in the third quarter related to advisory, legal and other fees in connection with the September 18, 2006 announcement of CTE's agreement to be acquired by Citizens Communications Company. These cash expenses were recorded on a separate line entitled strategic alternatives on our consolidated statement of operation.

And lastly our 2006 third quarter EPS results also reflected additional shares in the diluted earnings per share calculation due to the conversion rate adjustments made under our convertible notes in connection with our dividend strategy. Our 2006 third quarter average fully diluted common share count includes an additional .4 million shares in connection with the payment of our dividends and their effect on our convertible debt versus the end of last year's third quarter. These additional shares had a 1 cent unfavorable impact on CTE's 2006 third quarter reported diluted earnings per share.

Our 2005 third quarter reported diluted earnings per share of 62 cents included a net favorable 2 cent effect due to certain access revenue and network cost settlements that were reflected in CTSI's results. When you take these items into account, the year-over-year EPS comparison between third quarter '06 and third quarter '05 would have been 66 cents versus 60 cents, reflecting a 10% growth rate.

At this time I'll turn the call over to Eileen to review operational results for the quarter.

Eileen O'Neill Odum:

Thank you Don. I will review our consolidated access line results, DSL performance and consolidated revenues in the quarter. We ended the 2006 third quarter with a consolidated total of 451,182 access lines in service. This reflects a net reduction of 12,309 access lines over the past year or a 3% decline.

Over the same period we added a record 14,962 net new consolidated DSL subscribers, including outstanding third quarter results for our broadband DSL product. On a consolidated basis, we added 3973 net subscribers in the quarter and ended the third quarter with 41,099 DSL subscribers, a growth rate of 57% versus the end of last year's third quarter.

Demand for our DSL offerings continues to be excellent. Within our Commonwealth Telephone footprint, the percentage of households and business establishments that are DSL capable and within the technology distance limitations was 88% at the end of the third quarter.

Our penetration of CT's DSL addressable market grew to 22% at the end of the third quarter. Our ongoing DSL marketing initiatives and network investments position CTE to capitalize on the growing request for broadband services in our territory, as we continue to stay ahead of the strong marketplace demand.

At Commonwealth Telephone Company, access line activity in the quarter was generally consistent with our expectations. CT's access lines were down just over 4% when compared to the end of the year-ago quarter driven primarily by erosion of our additional line base. While we are pleased with our ongoing broadband success, it has the expected cannibalizing effect on our residential additional line base, and on our epix dial up subscriber base as customers move to fast Internet access.

We are pleased to report that our net DSL subscriber gain at CT in the third quarter was over 55% greater than the additional line loss we experienced. At CT over the past year, we added a record 13,387 net new DSL subscribers while over the same period, CT's additional line base declined by just over 8600 lines.

It's important to note that our primary residential lines declined 2% since the end of the 2005 third quarter, indicative of the fact that we continue to experience modest primary access line loss to either wireless substitution or voice over IP offerings.

Our residential additional line penetration rate was 31% at the end of the third quarter -- down from 35% in the year ago quarter and just below the 32% we reported to you in the 2006 first and second quarters.

As we experience ongoing migration from access lines to broadband connection, we remain highly focused on capturing our customer’s fast internet access business, revenue generation, and on overall financial performance at Commonwealth Telephone.

As reported in our earnings release this morning, CTSI’s access lines at the end of the quarter grew 2% versus 2005’s third quarter. The increase resulted from a solid 5% growth in general business lines over the past year partially offset by a reduction in the number of lines in service to our ISP customer base.

Over the - excuse me. Over the past four quarters, CTSI’s ISP customer access line base declined by slightly less than 2650 lines as the dial-up ISP business continues to wane.

As a result of this trend, CTSI’s business exposure to the ISP segment is diminishing over time. At CTSI, we remain focused on profitably retaining and building our base of non-ISP general business customers.

As for DSL at CTSI, CTSI had 4997 DSL subscribers in service at the end of the 2006 third quarter which reflected a growth rate of 46% versus the end of last year’s third quarter.

At the end of the quarter, CTSI’s penetration of broadband addressable business establishments and households was 18% -- up from 12% at the end of the year ago quarter.

Turning to our revenue performance, we reported a consolidated revenue decline of less than 1% in the quarter versus last year’s third quarter. However, when you adjust for the access revenue settlement included in CTSI’s 2005 third quarter reported results, we achieved slightly positive consolidated revenue growth versus last year.

At CT, revenues grew slightly less than 1% in the quarter driven primarily by increased local revenues in connection with the two rate increases we implemented since September and our strong DSL performance.

At CTSI, after adjusting for the access revenue settlements, quarter over prior year same quarter revenues were down about 1% due substantially to lower revenues from our declining ISP customer base.

On a positive note, after adjusting for the access revenue settlements, CTSI’s general business customer revenues grew nearly 6% versus a year ago driven by the 5% access line growth and strong data revenue growth.

Our other segment which includes Commonwealth Communication and EPIX Internet Services saw a revenue increase of 4% in the quarter versus last year. These operations together account for about 5% of our consolidated revenues.

In summary, our overall revenues in the quarter were on target driven by CT’s performance and by CTSI’s general business customer segment with the expected offset from the decline in ISP revenues at CTSI.

I thank you and turn the call back to Mike.

Michael Mahoney:

Thanks Eileen. I will now update our 2006 year end guidance. As you know, from the earnings release this morning, we’ve provided a comparison of the 2006 consolidated guidance we issued on August 8 versus our updated guidance as of today.

Today we are raising our operating income guidance slightly in part to reflect lower than previously anticipated depreciation and amortization expense for the full year.

Accordingly, our previous operating income guidance of 109 to 111 million is being raised to a new range of 111 to 113 million.

Correspondingly, we are lowering our previous depreciation and amortization expense guidance of 45 to 46 million to a revised range of 43 to 44 million.

We are also lowering our reported full year effective tax rate guidance to a revised range of 36% to 37% to reflect the favorable effect of the Commonwealth of Pennsylvania tax law change.

However, it is important to note that we anticipate that our fourth quarter reported effective tax rate will come in within our previously communicated range of 38% to 39%.

We are introducing our fourth quarter EPS guidance today and expect diluted earnings per share to be in the range of 62 to 64 cents. And as I mentioned earlier, we are also raising our ’06 full year EPS guidance today primarily to reflect our third quarter reported results. And we now expect our ’06 full year reported diluted earnings per share to be in the range of $3.14 to $3.16.

And please note that the 2006 fourth quarter and full year EPS guidance does not reflect any conversion of notes or additional costs associated with our pending transaction with Citizens. However, our EPS guidance does include the effect on our convertible debt of an anticipated 2006 fourth quarter dividend subject to declaration by CTE’s board of directors.

So to summarize, let me reiterate that I am pleased with the results CTE achieved in the third quarter. I look forward to continued successful execution of our plans as our fourth quarter progresses. And we remain confident with regard to achieving our guidance.

At this point we will open the call up to your questions. I ask that you please provide your name and company affiliation at the outset of the question. I’d like to ask our conference call moderator (Meredith), to review the procedures for the question and answer session. (Meredith)?

Operator:

At this time, I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question is from Jonathan Chaplin with JP Morgan.

Jonathan Chaplin:

Guys, great results. Just a quick question on access lines and DSL within the CT market. It looks like the majority of the lines, the acceleration line loss came from second lines and that primary lines were - the losses were fairly consistent with where they were last quarter.

I’m wondering if you could give us a quick update on the competitive dynamics, how much of it is to wireless substitution versus cable competition and what you’re seeing in terms of cable competition entering the market?

And then on DSL, the increase in net ads sequentially was impressive. I’m just wondering if you could give us more detail in terms of what the driver was on the DSL front. That would be great. Thanks.

Michael Mahoney:

Okay Jonathan, I’m going to take the first part and let Eileen talk to you about the net gain in DSL since most of the efforts are driven by her team.

With respect to the primaries, you’re exactly right, the primary line loss is fairly consistent with where we’ve been all year. We have not seen any uptick in competition from the cable industry in our service territory. We continue to think that the - believe rather, that the primary driver of our line loss is wireless with some little voice-over IP in some of our markets. But we’ve not seen any real change in the competitive dynamic. And that’s why we think the results have been consistent.

Jonathan Chaplin: Michael Mahoney:	How many of your access lines have cable voice competition today? I don’t think we know that number actually to quantify it. We think it’s very small.

Eileen O'Neill Odum:

We only - yes, this is Eileen. We only have one cable provider that offers voice services today. And they’re really doing very little marketing. And it’s a small part of our service territory. None of the other cable providers currently provide a voice offering. So voice would be coming in as you would know, through the third parties, not directly by a cable provider.

Regarding DSL and the growth, we’ve been consistently throughout the last 2-1/2 years adding service territories within the Commonwealth Telephone footprint, making very consistent investments in our network to ensure that we have the broadest reach possible.

We’ve also this year, started our Chapter 30 related broad band build out to the last edge areas of our network where we have had a household beyond the distance limitations. So we’ve gotten some additional growth in that area.

We also in August, introduced a 3 meg offering to limited sections of the Commonwealth Telephone network. And we’ve gotten very good response there both from customers who’ve upgraded from 1.5 to 3 meg as well as from some new customers.

We’ve been pleased with the marketing success we’ve had in our last two campaigns where we’ve been of course leading with our bundles and had very positive results from those efforts. So, so far, so good.

Jonathan Chaplin: Operator:	Great. Thank you very much. Again, to ask a question, press star then the number 1 on your telephone keypad. Your next question is from Simon Flannery with Morgan Stanley.

Simon Flannery:

Okay thank you. Good morning. CenturyTel in their call talked a little bit about some regulatory adjustments that would benefit 2007 earnings. I was wondering if you had any visibility into any material changes in your regulatory or access revenues over the next 12 months that you can share with us at this point?

And also capital spending remains within your guidance range, are there any big buckets there that are changing that’ll either go away next year or new projects that might be additional next year?

And if you can update us on long distance penetration and revenues. Thanks.

Michael Mahoney:

Sure Simon. First of all, with respect to favorable regulatory rulings that would positively impact our access revenues in ’07, no I’m not aware of any rulings of that nature. I don’t know what Century referred to on their call. But we’re not experiencing anything like that.

In terms of our capital expenditure expectations for ’07, they’re still in line with our previous discussions. We have as we’ve seen in ’06, we’re seeing a shift in our capital expenditures to be more data DSL related as we try to match plant with demand. And we expect that to continue.

But the trend in terms of absolute capital dollars will be consistent with where we are.

And with respect to long distance trends, I’m going to ask Eileen to comment on that.

Simon Flannery:	Thank you.

Eileen O'Neill Odum:

Simon, at the end of the quarter for Commonwealth Telephone, our penetration for our long-distance was 53% of our residential subscriber households and 33% of our business for total of about 51%.

And at CTSI, we have a much higher penetration because our strategies are in terms of bundling. And our overall penetration to our customers at CTSI at third quarter was 92%.

So we’ve continued to experience good growth quarter over quarter and year - certainly year over year in terms of our LD offerings.

Simon Flannery: Operator:	Great. Thank you. That concludes our question and answer session. I would now like to turn the call back to Mr. Mahoney. Please go ahead sir.

Michael Mahoney:

Thank you (Meredith). I would just like to thank all of you for participating on the call today and for your continued interested in CTE. I look forward to reporting on our progress following the conclusion of our fourth quarter. Thanks for your time this morning and have a good day.

Operator:

Ladies and gentlemen, that concludes today’s conference call. Thank you for your participation. As a reminder, this call will be archived for 48 hours. Have a good day. You may disconnect at this time.

END

     Important Information for Investors and Stockholders

     Commonwealth Telephone Enterprises, Inc. (the “Company”) and Citizens Communications Company (“Citizens”) will file a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) in connection with the proposed Merger. Investors and stockholders of the Company and Citizens are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed Merger. Investors and stockholders may obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by the Company are available free of charge by directing a request to Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612, Attention: Investor Relations, and documents filed with the SEC by Citizens are available free of charge by directing a request to Citizens Communications Company, 3 High Ridge Park, Stamford, CT 06905, Attention: Investor Relations. The final proxy statement/prospectus will be mailed to stockholders of the Company.

     This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

     The Company, Citizens and certain of their respective directors and executive officers and other members of management and employees are participants in the solicitation of proxies from the stockholders of the Company in connection with the Merger. Information about the Company’s directors and executive officers is set forth in the proxy statement for the Company’s 2006 annual meeting of stockholders, which was filed with the SEC on April 19, 2006, and information about Citizens’ directors and executive officers is set forth in the proxy statement for Citizens’ 2006 annual meeting of stockholders, which was filed with the SEC on April 17, 2006. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

     Cautionary Statement Regarding Forward-Looking Statements

     This document contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “may”, “can”, “believe”, “expect”, “project”, “intend”, “likely”, similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual outcomes and results to differ materially from those in any such forward-looking statements. These factors include, but are not limited to, the following: failure to obtain the Company’s stockholder approval of the Merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals; failure to consummate or delay in consummating the merger for other reasons; changes in laws or regulations; and changes in general economic conditions. The Company and Citizens undertake no obligation (and expressly disclaim any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s and Citizens’ most recent Form 10-K, 10-Q and 8-K reports.